EXHIBIT 99.1

Commonwealth Biotechnologies Inc. Exercises

$1 Million Put Option with Venturepharm Laboratories, Ltd.

Sells 463,426 shares of common stock at

put option price of $2.15 per share

RICHMOND, Va. (July 09, 2008) - Commonwealth Biotechnologies, Inc. (“CBI”) (NASDAQ Capital Market: CBTE) today announced that it has completed a sale of CBTE stock subject to a $1 million put right with Venturepharm Laboratories Ltd (“VPL”) (HKEX: 8225.HK). Under the terms of the put agreement, CBI sold 463,426 shares of common stock to VPL at a price of $2.15 per share, a 56% premium to the June 30, 2008 share price of $1.38.

In consideration of the sale of shares, CBI received $500,000 in cash and 2,229,664 of VPL’s ordinary shares. Such number of shares equals $500,000 of equity value, based on Venturepharm’s price of HKD 1.7469 (at exchange rate of $1.00/HKD 7.79) per ordinary share. The shares are listed for trading on the Hong Kong Stock Exchange and have full voting rights.

Dr. Paul D’Sylva, CEO of CBI said “We have elected to exercise our put option with VPL now because the exercise price of $2.15 represents a significant premium to the current CBTE share price. The capital raised through the put right will be used primarily to further expand and promote our new Chinese joint venture business, Venturepharm Asia.”

Through Venturepharm Asia, CBI recently procured two preclinical chemistry facilities in China to house and expand the business operations of Exelgen and Mimotopes, its small molecule and peptide subsidiaries. The Company has recruited scientific staff and expects to commence operations in the China facilities in the third quarter of 2008.

Dr. D’Sylva added, “We believe the cost and capacity advantages of Venturepharm Asia provide significant growth potential for CBI. The additional funds raised through exercising our put right will contribute to bringing our new facilities on-line and to launching a marketing campaign to promote our expanded service offerings to the pharmaceutical and biotechnology industries.”

About Commonwealth Biotechnologies, Inc.

Commonwealth Biotechnologies, Inc. (CBI) is a growing contract research organization that offers an integrated range of comprehensive services for the discovery and development of therapeutics, vaccines and diagnostics. Applying skills from its extensive experience serving life sciences companies worldwide, CBI offers insight, innovation and project management capabilities to customers, whether pharmaceutical giants or emerging biotechnology companies.

CBI operates through five business units: (1) CBI Services, a discovery-phase contract research organization; (2) Fairfax Identity Laboratories, a DNA reference business; (3) Mimotopes Pty Ltd, Melbourne, Australia, a peptide and discovery chemistry business; (4) Exelgen Ltd, Bude, UK, a medicinal and synthetic discovery chemistry business; and (5) Venturepharm Asia, Beijing, China, a contract research joint venture specializing in process scale-up, formulation development, cGMP manufacturing and clinical trial management.

CBI companies directly employ over 100 staff in three laboratories and have access to over 2,000 additional staff through CBI’s Venturepharm (Asia) joint venture. For more information, visit CBI on the web at www.cbi-biotech.com

Forward Looking Statements

No statement made in this press release should be interpreted as an offer to purchase any security. Such an offer can only be made in accordance with the Securities Act of 1933, as amended, and applicable state securities laws. Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties as identified in CBI’s filings with the Securities and Exchange Commission. Actual results, events or performance may differ materially. Readers are cautioned not to place undo reliance on these forward-looking statements, which speak only as the date hereof. Specifically, CBI cannot guarantee that the sale of stock to VPL, recent procurement of preclinical chemistry facilities in China or recruitment of staff or commencement of operations in China will produce any revenues or meet the prospects referenced herein or that the marketing campaign will have a positive effect. In addition, CBI cannot guaranty that CBI or VPL will continue to experience positive revenue trends in the future. CBI undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

For further Information contact:

Paul D’Sylva, Ph.D.

CEO

Commonwealth Biotechnologies, Inc.

858-699-0298

Or

Ellen M. Martin

Kureczka/Martin Associates

510 832 2044

emm4@pacbell.net